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                                                                   EXHIBIT 10.42

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT made as of the 6th day of November 2002, by and between ValueVision Media, Inc., a Minnesota corporation (hereinafter referred to as "Employer'), and Liz Haesler (hereinafter referred to as "Employee").

                                   WITNESSETH:

         WHEREAS, Employer desires to obtain the services of Employee and Employee desires to be employed by Employer as an employee on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, the parties hereto agree as follows:

1. Employment. Employer agrees to employ Employee and Employee agrees to be employed by Employer on the terms and conditions set forth in this Agreement.

2. Term. The term of Employee's employment hereunder shall commence on November 11, 2002 (the "Commencement Date") and shall continue on a full-time basis until November 11, 2005 (the "Term"). The `Employment Period" for purposes of this Agreement shall be the period beginning on the Commencement Date and ending at the time Employee shall cease to act as an employee of Employer.

3. Duties. Employee shall serve as Executive Vice President of Television and Internet Sales of Employer reporting to Employer's Chairman and Chief Executive Officer and shall perform the duties as assigned by Employer as described in Attachment 1. Employee shall faithfully, and to the best of her ability, perform the above duties and services of an active, executive, administrative and managerial nature which may be further specified and designated, from time to time, by Employer. Employee agrees to devote her full time and skills to such employment while she is so employed, subject to a vacation allowance of not less than five (5) weeks during the first 12 months of the Term, and six (6) weeks during each 12 month period during the remainder of the Term. Employer's Chairman and Chief Executive Officer shall provide Employee with a performance review at least annually.

4. Compensation. Employee's compensation for the services performed under this Agreement shall be as follows:

     a) Base Salary. Employee shall receive a base salary of at least Three Hundred Twenty-Five Thousand Dollars ($325,000.00) per year for the Term of this Agreement ("Base Salary").

     b) Bonus Salary. Employee shall receive bonus salary ("Bonus Salary") within 90 days after the end of each of Employer's fiscal years during the Term of

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          this Agreement as follows: (i) for the fiscal year ending January 31,
          2003, Employee shall receive a Bonus Salary in the amount of Fifty Thousand Dollars ($50,000); (ii) for the remaining Term, Employee shall have a bonus objective of Two hundred Thousand Dollars ($200,000) for each fiscal year, and the award of Bonus Salary in each fiscal year shall be determined pursuant to the financial criteria specified for senior executives at the beginning of each such year under the MANAGEMENT INCENTIVE PLAN, based on financial targets reviewed with the Compensation Committee of the Board of Directors. For the fiscal year ending January 31, 2004, One Hundred Thousand Dollars ($100,000) of the Bonus Salary shall be guaranteed. In order to receive a Bonus Salary with respect to any given fiscal year, Employee must be employed by Employer as of the last day of such fiscal year (unless otherwise provided in this Agreement).

     c) Automobile Allowance. Employer shall pay Employee a monthly automobile allowance of $550.00 per month ("Auto Allowance").

     d) Signing Bonus. Employer shall pay Employee in her first bi-weekly paycheck after the Commencement Date, a signing bonus payment (the "Signing Bonus") in the amount of Seventy-Five Thousand Dollars ($75,000).

5. Other Benefits During the Employment Period.

     a) Employee shall receive all other benefits (e.g. medical) made available to officers of Employer, ("Benefits"). It is understood and agreed that Employer may change any benefit programs for its officers at its sole discretion in accordance with the terms of such programs.

     b) Employer shall reimburse Employee for all reasonable and necessary out-of-pocket business expenses incurred during the regular performance of services for Employer, including, but not limited to, entertainment and related expenses so long as Employer has received proper documentation of such expenses from Employee.

     c) Employer shall furnish Employee with such working facilities and other services as are suitable to Employee's position with Employer and adequate to the performance of her duties tinder this Agreement.

6. Termination of Employment.

a. Death. In the event of Employee's death, this Agreement shall terminate and Employee shall cease to receive Base Salary, Bonus Salary, Auto Allowance, and Benefits as of the date on which her death occurs, except that Employee shall receive Bonus Salary prorated for the number of months to date of death.

b. Disability. If Employee becomes disabled such that Employee cannot perform the essential

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     functions of her job, and the disability shall have continued for a period of more than one hundred twenty (120) consecutive days, then Employer may, in its sole discretion, terminate this Agreement and Employee shall then cease to receive Base Salary, Bonus Salary, Auto Allowance, and all other Benefits, on the date this Agreement is so terminated, except that Employee shall receive Bonus Salary prorated for the number of months to date of disability; provided however, Employee shall then he entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of Employer when payments and benefits hereunder ceases.

c. Voluntary Termination. In the event that Employee voluntarily terminates her employment, she shall cease to receive Base Salary, Bonus Salary, Auto Allowance, and all other Benefits as of the date of such termination.

d. Termination With Cause. Employer shall be entitled to terminate this Agreement and Employee's employment hereunder for Cause (as herein defined), and in the event that Employer elects to do so, Employee shall cease to receive Base Salary, Bonus Salary, Auto Allowance, and Benefits as of the date of such termination specified by Employer. For purposes of this Agreement, "Cause" shall mean: (i) a material act or act of fraud which results in or is intended to result in Employee's personal enrichment at the direct expense of Employer, including without limitation, theft or embezzlement from Employer; (ii) public conduct by Employee substantially detrimental to the public reputation of Employer,
     (iii) material violation by Employee of any Employer written policy given to Employee at the commencement of this Agreement; (iv) conviction of a felony; or (v) habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance. Notwithstanding the forgoing, Employee shall not be deemed to have been terminated for Cause unless and until Employee has received thirty (30) days' prior written notice (a "Dismissal Notice") of such termination detailing the reason for such termination. In the event Employee does not dispute such determination within thirty (30) days after receipt of the Dismissal Notice, Employee shall not have the remedies provided pursuant to Section 6.g. of this Agreement.

e. By Employee for Employer Cause. Employee may terminate this Agreement upon thirty (30) days written notice to Employer (the "Employee Notice") upon the occurrences without Employee's express written consent, of any one or more of the following events, provided, however, that Employee shall not have the right to terminate this Agreement if Employer is able to cure such event within thirty (30) days (ten (10) days with regard to Subsection (ii) hereof) following delivery of such notice:

              (i) Employer substantially diminishes Employee's duties such that they are no longer of an executive nature as contemplated by Section 3 hereof or

              (ii) Employer materially breaches its obligations to pay Employee as provided for herein and such failure to pay is not a result of a good faith dispute between Employer and Employee.



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f.   Other. If Employer terminates this Agreement for any reason other than as set forth in Sections 6.a, 6.b., or 6.d. below, or if Employee terminates this Agreement pursuant to Section 6.e. above, Employer shall pay Employee by means of regular bi-weekly paychecks an amount equal the greater of:
     (i) one year's Base Salary, Auto Allowance, and Bonus Salary, or (ii) all Base Salary, Bonus Salary and Auto Allowance which would otherwise be payable until the end of the Term (collectively, the "Severance Payment"). In addition, Employer shall continue to provide Employee with Benefits until the end of the Term and Employees options shall all vest immediately. For purposes of calculating Bonus Salary payable pursuant to this Section 6.f., Employee shall receive Bonus Salary equal to the greater of the last Bonus Salary actually paid the Employee or the 2003 guaranteed minimum Bonus Salary of $100,000, prorated for the number of months to be covered by the Severance Payment.

g) Arbitration. In the event that Employee disputes a determination that Cause exists for terminating her employment pursuant to Section 6.d. of this Agreement, or Employer disputes the determination that cause exists for Employee's termination of her employment pursuant to Section 6.e of this Agreement, either such disputing party may, in accordance with the Rules of the American Arbitration Association ("AAA"), and within 30 days of receiving a Dismissal Notice or Employee Notice, as applicable, file a petition with the AAA for arbitration of the dispute, the costs thereof (including legal fees and expenses) to be shared equally by the Employer and Employee unless an order of the AAA provides otherwise. Such proceeding shall also determine all other items then in dispute between the parties relating to this Agreement, and the parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their rights to appeal thereof.

7. Confidential Information. Employee acknowledges that the confidential information and non public data obtained by her during the course of her performance under this Agreement concerning the business or affairs of Employer, or any entity related thereto are the property of Employer and will be confidential to Employer. Such confidential information may include, but is not limited to, specifications, designs, and processes, product formulae, manufacturing, distributing, marketing or selling processes, systems, procedures, plans, know-how, services or material, trade secrets, devices (whether or not patented or patentable), customer or supplier lists, price lists, financial information including, without limitation, costs of materials, manufacturing processes and distribution costs, business plans, prospects or opportunities, and software and development or research work, but does not include Employee's general business, ideas, concepts, know-how, techniques or marketing knowledge (the "Confidential Information"). All the Confidential Information shall remain the property of Employer and Employee agrees that she will not disclose to any unauthorized persons or use for her own account or for the benefit of any third party any of the Confidential Information without Employer's written consent. Employee agrees to deliver to Employer at the termination of her employment, all memoranda, notes, plans, records, reports, video and audio tapes and any and all other documentation (and copies thereof) relating to the business of Employer, or any entity related thereto, which she may then possess or have under her direct or indirect control. Notwithstanding any provision herein to the contrary, the Confidential Information shall specifically exclude information which is

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publicly available to Employee and others by proper means, readily ascertainable from public sources known to Employee at the time the information was disclosed or which is rightfully obtained from a third party, information required to be disclosed by law provided Employee provides notice to Employer to seek a protective order, or information disclosed by Employee to her attorney regarding litigation with Employer.

8. Inventions and Patents. Employee agrees that all inventions, innovations or improvements in the method of conducting Employer's business or otherwise related to Employer's business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by her during the Employment Period belong to Employer. Employee will promptly disclose such inventions, innovations and improvements to Employer and perform all actions reasonably requested by Employer to establish and confirm such ownership.

Notwithstanding the above, Employee will not be required to assign to Employer any invention, discovery, innovation or improvement that Employee can show was developed entirely on her own time and without the use of any Employer equipment, supplies, facility or Confidential Information.

9. Noncompete and Related Agreements.

        a) Employee agrees that during the Noncompetition Period (as herein defined), she will not: (i) directly or indirectly own, manage, control, participate in, lend her name to, act as consultant or advisor to or render services alone or in association with any other person, firm, corporation or other business organization for any other person or entity engaged primarily in the television home shopping, that directly competes with Employer by selling merchandise primarily of the type offered in and using a similar theme as Employer's during the Term of this Agreement (the "Restricted Business"), anywhere that Employer operates during the Term of this Agreement within the continental United States (the "Restricted Area"); (ii) have any interest directly or indirectly in any business engaged in the Restricted Business in the Restricted Area other than Employer (provided that nothing herein will prevent Employee from owning in the aggregate not more than one percent (1%) of the outstanding stock of any class of a corporation engaged in the Restricted Business in the Restricted Area which is publicly traded, so long as Employee has no participation in the management or conduct of business of such corporation), (iii) induce or attempt to induce any employee of Employer or any subsidiary of Employer that is engaged primarily in the television home shopping business to leave their employ, or in any other way interfere with the relationship between Employer or any subsidiary of Employer that is engaged primarily in the television home shopping business and any other employee of Employer or any subsidiary of Employer that is engaged primarily in the television home shopping business, or (iv) induce or attempt to induce any customer, supplier, franchisee, licensee, other business relation of any member of Employer or any subsidiary of Employer that is engaged primarily in the television home shopping business to cease doing business with Employer or any subsidiary of Employer that is engaged primarily in the television home shopping business, or in any way interfere with the

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        relationship between any customer, franchisee or other business relation and Employer or any subsidiary of Employer that is engaged primarily in the television home shopping business, without the prior written consent of Employer. For purposes of this Agreement, "Noncompetition Period" shall mean the period commencing as of the date of this Agreement and ending on either (i) the date on which Employee ceases to be employed, if no Severance is paid (except in the case of a voluntary departure by Employee), or (ii) the last day of the twelfth (12 ) month following either the date on which the Employee voluntarily departs or the date on which Employee is terminated during the Term of this Agreement if Severance is paid. In no event does this Section apply if Employer has materially breached this Agreement.

         b) If, at the time of enforcement of any provisions of Section 9, a court of competent jurisdiction holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

         c. Employee agrees that the covenants made in this Section 9 shall be construed as an agreement independent of any other provision of this Agreement and shall survive the termination of this Agreement.

         d. Employee represents and warrants to Employer that she is not subject to any existing noncompetition or confidentiality agreements which would in any way limit her from working in the television home shopping, catalog, infomercial or internet businesses, or from performing her duties hereunder or subject Employer to any inability as a result of her employment hereunder. Employee agrees to indemnify and hold Employer and its affiliates harmless from and against any and all claims, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) arising as a result of any non-compete or confidentiality agreements applicable to Employee.

10. Termination of Existing Agreements. This Agreement supersedes and preempts any prior understandings, agreements or representations, written or oral, by or between Employee and Employer, which may have related to the employment of Employee, Employee's agreement not to compete with Employer, or the payment of salary or other compensation by Employer to Employee, and upon this Agreement becoming effective, all such understandings, agreements and representations shall terminate and shall be of no further force or effect.

11. Specific Performance. Employee and Employer acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations Linder this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled.



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12. Sale, Consolidation or Merger. In the event of a sale of the stock, change of control or substantially all of the stock, of Employer, or consolidation or merger of Employer with or into another corporation or entity, or the sale of substantially all of the operating assets of Employer to another corporation, entity or individual (the above collectively "Transfer"), Employer may assign its rights and obligations under this Agreement to its successor-in-interest and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of Employer hereunder. In the event of a Transfer all of Employee's stock options shall immediately and fully vest.

13. Stock Options. Employee shall be granted stock options for 175,000 shares of ValueVision Media, Inc. common stock ("Stock Options") with an exercise price per share to be determined at the date of grant, subject to the provisions thereof and exercisable at the time or times established by the stock option agreement representing the Stock Options (the "Stock Option Agreement"). The maximum amount permissible under applicable regulations shall be issued as incentive stock options under the Employer's 2001 Omnibus Stock Plan; the remainder shall be issued as non-qualified stock options. The Stock Options vest in equal amounts as follows: one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant, and one-third on the third anniversary of the date of grant. All such Stock Options shall automatically vest upon a termination of this Agreement prior to the end of the Term (unless pursuant to Sections 6.c, or 6.d in each of which case no Stock Options that are unvested as of the date of termination of employment will vest) or upon a Transfer.

14. No Offset - No Mitigation. Employee shall not be required to mitigate damages under this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement, including welfare benefits, shall not be reduced by any compensation or benefits earned by or provided to Employee as the result of employment by another employer.

15. Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

16. Attorney's Fees. In the event of any action for breach of, to enforce the provisions of, or otherwise arising out of or in connection with this Agreement, the prevailing party in such action, as determined by a court of competent jurisdiction in such action, shall be entitled to receive its reasonable attorney fees and costs from the other party. If a party voluntarily dismisses an action it has brought hereunder, it shall pay to the other party its reasonable attorney fees and costs.

17. Notices. Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally: (I) in the case of Employer, to Employer's principal business office; and (ii) in the case of Employee, to her address appearing on the records of Employer, or to such other address as she may designate in writing to Employer.


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18. Severability. In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provisions as to make it valid, reasonable and enforceable.

19. Amendment. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

20. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Employee's heirs, beneficiaries and legal representatives. IL is agreed that the rights and obligations of Employee may not be delegated or assigned except as specifically set forth in this Agreement.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Minnesota

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the day, month and year first above written.


EMPLOYER:                                   VALUEVISION MEDIA, INC.


                                            By: /s/ Gene McCaffery
                                                ________________________________
                                                Gene McCaffery

                                                  Chairman, CEO and President
EMPLOYEE:
                                            By: /s/ Liz Haesler
                                                ________________________________
                                                Liz Haesler

Attachment 1-Job Description




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